Exhibit 12

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	For the Three Months Ended June 30,
(Dollar amounts in thousands)	2009		2008
Earnings available to cover fixed charges:
Income from continuing operations	$16,451		$13,946
Interest expense	19,421		23,254
Redeemable noncontrolling interest in income	545		580

Earnings available to cover net fixed charges	$36,417		$37,780

Fixed charges:
Interest expense	$19,421		$23,254
Interest capitalized	3,760		5,486

Fixed charges	$23,181		$28,740

Preferred stock dividends	2,953		2,953

Fixed charges and preferred stock dividends	$26,134		$31,693

Earnings available to cover fixed charges	$36,417		$37,780
Divided by fixed charges	$23,181		$28,740

Ratio of earnings to fixed charges	1.6	x	1.3	x

Earnings available to cover fixed charges	$36,417		$37,780
Divided by fixed charges and preferred stock dividends	$26,134		$31,693

Ratio of earnings to combined fixed charges and preferred stock dividends	1.4	x	1.2	x

STATEMENT RE: COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	For the Six Months Ended June 30,
(Dollar amounts in thousands)	2009		2008
Earnings available to cover fixed charges:
Income from continuing operations	$31,641		$26,865
Interest expense	40,443		46,216
Redeemable noncontrolling interest in income	1,091		1,161

Earnings available to cover net fixed charges	$73,175		$74,242

Fixed charges:
Interest expense	$40,443		$46,216
Interest capitalized	9,415		11,549

Fixed charges	$49,858		$57,765

Preferred stock dividends	2,953		2,953

Fixed charges and preferred stock dividends	$52,811		$60,718

Earnings available to cover fixed charges	$73,175		$74,242
Divided by fixed charges	$49,858		$57,765

Ratio of earnings to fixed charges	1.5	x	1.3	x

Earnings available to cover fixed charges	$73,175		$74,242
Divided by fixed charges and preferred stock dividends	$52,811		$60,718

Ratio of earnings to combined fixed charges and preferred stock dividends	1.4	x	1.2	x